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                                                                    Exhibit 12.2

                      The Rouse Company and Subsidiaries

          Computation of Ratio of Earnings to Combined Fixed Charges
                   and Preferred Stock Dividend Requirements
                            (dollars in thousands)


                                                                                          Year ended December 31,
                                                                        2000       1999       1998       1997       1996
                                                                      --------   --------   --------   --------   --------

 Earnings (loss) before income taxes, equity in earnings of
   unconsolidated real estate ventures, gains (losses) on
   operating properties, net, extraordinary items and
   cumulative effect of change in accounting principle                $  5,833   $   (954)  $  9,531   $ 68,309   $ 38,207
Equity in earnings of unconsolidated real estate ventures              129,556    101,171    101,663     27,881     31,813
Gains (losses) on operating properties, net                             33,150     41,173     (6,109)   (22,426)   (26,515)

 Fixed charges:
  Interest costs                                                       256,397    253,585    220,854    225,810    224,392
  Capitalized interest                                                 (19,653)   (19,719)   (19,511)   (23,359)   (10,579)
  Distributions on Company-obligated mandatorily redeemable
    preferred securities of a trust holding solely Parent Company
    subordinated debt securities                                        12,719     12,719     12,719     12,719     12,719
  Portion of rental expense representative of interest factor (1)        9,411      9,276      6,008      7,260      7,810

 Adjustments to earnings:
  Minority interest in earnings of majority-owned subsidiaries
    having fixed charges                                                 1,801      1,638      2,270      3,178      1,164
  Decrease (increase) in undistributed earnings of unconsolidated
    real estate ventures (2)                                           (36,457)   (44,480)   (55,015)     2,300       (255)
  Previously capitalized interest amortized into earnings:
    Depreciation of operating properties and other investments(3)        4,929      4,554      4,192      3,962      3,866
    Cost of land sales (4)                                                 ---         --         --      5,025      1,778
                                                                      --------   --------   --------   --------   --------

     Earnings available for fixed charges and
      Preferred stock dividend requirements                           $397,686   $358,963   $276,602   $310,659   $284,400
                                                                      ========   ========   ========   ========   ========

 Combined fixed charges and Preferred stock dividend requirements:
  Interest costs                                                      $256,397   $253,585   $220,854   $225,810   $224,392
  Distributions on Company-obligated mandatorily redeemable
    preferred securities of a trust holding solely Parent Company
    subordinated debt securities                                        12,719     12,719     12,719     12,719     12,719
  Portion of rental expense representative of
    interest factor (1)                                                  9,411      9,276      6,008      7,260      7,810
  Preferred stock dividend requirements (5)                             12,150     12,150     12,150     10,313     17,555
                                                                      --------   --------   --------   --------   --------
     Total combined fixed charges and Preferred stock
       dividend requirements                                          $290,677   $287,730   $251,731   $256,102   $262,476
                                                                      ========   ========   ========   ========   ========

 Ratio of earnings to combined fixed charges
  and Preferred stock dividend requirements                               1.37       1.25       1.10       1.21       1.08
                                                                      ========   ========   ========   ========   ========

 (1) Includes (a) 80% of minimum rentals, the portion of such rentals considered to be a reasonable estimate of the interest factor and (b) 100% of contingent rentals of $3,837,000, $4,468,000, $1,621,000, $2,689,000 and
     $3,387,000, for the years ended December 31, 2000, 1999, 1998, 1997 and
     1996 respectively.

 (2) Includes undistributed earnings of certain unconsolidated real estate ventures, formed December 31, 1997, in which the Company holds substantially all (at least 98%) of the financial interest but does not own a majority voting interest. The Company's share of undistributed earnings of these ventures was $31,654,000 in 2000, $32,450,000 in 1999 and
     $42,532,000 in 1998.

 (3) Represents an estimate of depreciation of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1971.
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                                                         Exhibit 12.2, continued

                      The Rouse Company and Subsidiaries

          Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements


 (4) Represents 10% of the cost of Columbia land sales and 5% of the cost of Summerlin land sales, the portions of such costs considered to be reasonable estimates of the interest factor prior to 1998. On December 31, 1997 certain wholly owned subsidiaries, including those that conducted substantially all of the Company's land sales and community development activities, issued 91% of their voting common stock to The Rouse Company Incentive Compensation Statutory Trust. These sales were made at fair value and as part of the Company's plan to meet the qualifications for REIT status. The Company retained the remaining voting stock of the ventures and holds shares of nonvoting common and/or preferred stock which, taken together, comprise substantially all (at least 98%) of the financial interest in them. As a result of its disposition of the majority voting interests in the ventures, the Company began accounting for its investment in them using the equity method effective December 31, 1997. Accordingly, periods after December 31, 1997 include no adjustment for the interest portion of the cost of land sales.

 (5) Represents estimated pre-tax earnings required to cover Preferred stock dividend requirements. Amounts are calculated based on actual Preferred stock dividends and an estimated effective tax rate of 0% for the years ended December 31, 2000, 1999, 1998 and 1997. Amounts are calculated based on actual Preferred stock dividends and an estimated effective tax rate of 40% for the year ended December 31, 1996. The Company elected to be taxed as a REIT beginning in 1998.